Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

News Release

Date: June 28, 2005
Nalco Confirms Year-End Expectations, Updates Performance Progress Prior To Meeting

(Naperville, Illinois) In advance of an analyst and shareholder meeting in its offices tomorrow, Nalco Holding Company (NYSE:NLC) today confirmed the Company’s expectation of delivering double-digit Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) growth and $200 million of Free Cash Flow in 2005.

Chairman and Chief Executive Officer Dr. William H. Joyce announced that price improvements agreed to with customers - the majority of which take effect in the third and fourth quarters - amount to nearly $150 million for 2005. This should allow for the full recovery within the year of expected 2005 raw material and other purchased material cost increases. Raw material, freight and other purchased materials and equipment cost increases appear to be stabilizing at a now projected $145 million increase level, or 10 percent above 2004 levels. The sales price increases, coupled with stabilized raw material costs, are expected to allow for margin recovery beginning in June that should accelerate through the remainder of the year.

In addition, Nalco announced that it will take a restructuring charge in the second quarter of $14 million pre-tax. The charge for severance and related expenses will support a de-layering of the company’s management structure and cost reductions in lower performing business units, and is expected to produce savings of $12 million in 2005 and $24 million on year-end run-rate basis. In combination with other programs, total cost savings are expected to reach $83 million in 2005 and $97 million on a run-rate basis.

“We continue to see strong opportunities for growth in our business, and are realigning our resources to match that potential for profitable growth. We will continue to staff and support our sales engineers and service organization to deliver value to our customers and support our organic growth plan. We will also continue to invest in adding sales engineers and service technicians in growth markets and growth geographies. On balance, we expect to end the year with a number of personnel that may be slightly above our levels at the beginning of 2005,” said Dr. Joyce.

Together, sales price increases and cost reductions should produce stronger results in the third and fourth quarters than in the first half of the year. While margins began improving in June, current quarter margins are expected to trail that of last year on raw material costs in excess of sales price increases and on lower production aimed at reducing inventory. We expect Adjusted EBITDA to trail second quarter 2004 results by 5 to 10 percent, but see second-half performance leading to double-digit Adjusted EBITDA growth and Free Cash Flow of $200 million in 2005.

The Company also said it is making strong progress on its working capital reduction programs.

“Following our successful conclusion in April of contracts to secure raw materials for the remainder of the year, we began a program to reduce inventory. Progress to date has been excellent and we should reduce inventory by about $50 million by year-end,” said William J. Roe, Executive Vice President and Chief Operating Officer.

Bradley J. Bell, Executive Vice President and Chief Financial Officer, indicated that approximately half of the reduction is expected to be achieved in the second quarter. “We believe working capital at year-end will approximate last year’s levels, despite our revenue growth. This improved performance contributes to our expectation of $200 million in Free Cash Flow for the year,” he said.

Nalco had established sales growth targets of 5 percent “real” base business improvement that is over and above the pricing needed to cover raw material costs. This growth is expected to be further supplemented by development of alternate channels to market that are expected to add growth at a 1 to 2 percent annual run rate at the end of 2006. Dr. Joyce cautioned that the price increase, inventory and raw material supply issues faced by the Company during the past year may hamper the Company’s ability to meet its real growth targets for the year, but said he remains confident about the long-term trend.

Nalco senior leaders tomorrow will discuss these updated projections and the Company’s business direction at a meeting here beginning at 10 a.m. CDT. A Webcast of the presentation will be available live in two parts beginning at 10 a.m. CDT and again at 2 p.m. CDT. For more information on the Webcast, go to www.nalco.com, under Investor Relations - Audio Programs.

Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. For more detail, refer to our First Quarter 2005 10-Q, pages 22 and 23, which is available through www.nalco.com. Free Cash Flow is defined as Cash from Operations less Capital Expenditures and Minority Interests. Organic sales growth excludes impacts from currency changes and any acquisition/divestiture activity. When discussing “real” base sales improvement, Nalco further excludes sales growth from price increases to cover increases in raw material costs.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.